Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HALCÓN RESOURCES CORPORATION

Pursuant to Section 242 of the

Delaware General Corporation Law

Halcón Resources Corporation, a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chairman and Chief Executive Officer, hereby certifies as follows:

1.                                      The name of the Corporation is “Halcón Resources Corporation”.

2.                                      The following is hereby added as Article Ninth of the Amended and Restated Certificate of Incorporation:

“NINTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or other agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the GCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.”

3.                                      This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

4.                                      The board of directors of the Corporation duly adopted this Certificate of Amendment and declared said amendment to be advisable and in the best interests of the Corporation and its stockholders, all in accordance with Sections 141 and 242 of the Delaware General Corporation Law.

5.                                      This Certificate of Amendment was duly adopted by written consent of the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation by its Chairman and Chief Executive Officer, this 23rd day of May, 2013.

HALCÓN RESOURCES CORPORATION

By:	/s/ Floyd C. Wilson
Floyd C. Wilson
Chairman and Chief Executive Officer